Exhibit 99-3

STATEMENT OF SINGLE BOND COVERAGE

In accordance with Rule 17g-1(g)(1)(ii)(c), set forth below is the amount each of the Registrants listed below would have provided and maintained under a single insured bond had it not been named as an insured under a joint Investment Company Blanket Bond.

Registrant	Amount of Single Insured Bond with Minimum Coverage Required by Rule 17g-1 (in U.S. dollars)

1. Pioneer Core Trust I	1,250,000
2. Pioneer Asset Allocation Trust	750,000
3. Pioneer Bond Fund	2,500,000
4. Pioneer Diversified High Income Fund, Inc.	525,000
5. Pioneer Equity Income Fund	1,250,000
6. Pioneer Floating Rate Fund, Inc.	525,000
7. Pioneer Fund	2,500,000
8. Pioneer High Income Fund, Inc.	600,000
9. Pioneer High Yield Fund	900,000
10. Pioneer ILS Interval Fund	900,000
11. Pioneer Mid Cap Value Fund	900,000
12. Pioneer Money Market Trust	750,000
13. Pioneer Municipal High Income Fund, Inc.	600,000
14. Pioneer Municipal High Income Advantage Fund, Inc.	600,000
15. Pioneer Municipal High Income Opportunities Fund, Inc.	600,000
16. Pioneer Series Trust II	2,500,000
17. Pioneer Series Trust III	750,000
18. Pioneer Series Trust IV	900,000
19. Pioneer Series Trust V	900,000
20. Pioneer Series Trust VI	750,000
21. Pioneer Series Trust VII	750,000
22. Pioneer Series Trust VIII	900,000
23. Pioneer Series Trust X	2,500,000
24. Pioneer Series Trust XI	1,250,000
25. Pioneer Series Trust XII	2,500,000
26. Pioneer Series Trust XIV	2,500,000
27. Pioneer Short Term Income Fund	1,000,000
28. Pioneer Variable Contracts Trust	900,000

IN WITNESS WHEREOF, I have hereunto set my hand this 10th day of September 2024.

/s/ Christopher J. Kelley
Christopher J. Kelley